FOR MORE INFORMATION:

Kasandra H. Rossi

Executive Vice President, Chief Financial Officer & Treasurer

954-692-7163

kasandra.rossi@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Second Quarter Results

FORT LAUDERDALE, Fla., August 4, 2026 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported earnings of $0.49 per share for the three months ended June 30, 2026. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.63.

For the 2026 second quarter, Pediatrix reported the following results:

•
Net revenue of $488 million;
•
Net income of $40 million; and
•
Adjusted EBITDA of $76 million.

“Our strong results this quarter were in line with our expectations and reflect continued favorable trends in the performance of recent acquisitions and same-unit reimbursement metrics,” said Mark S. Ordan, Chief Executive Officer of Pediatrix Medical Group. “With a coveted, strong balance sheet, we believe we have exceptional financial flexibility to fund organic growth initiatives while remaining well-positioned to pursue potential high-value strategic opportunities.”

Operating Results– Three Months Ended June 30, 2026

Pediatrix’s net revenue for the three months ended June 30, 2026 was $487.8 million, compared to $468.8 million for the prior-year period. This increase of $19.0 million, or 4.0%, reflects growth in non-same unit activity of 2.1 percent, driven by recent acquisitions, partially offset by practice dispositions, and growth in same-unit revenue of 1.9 percent.

Same-unit revenue from net reimbursement-related factors increased by 4.0 percent for the 2026 second quarter as compared to the prior-year period. This increase primarily reflects improved cash collections, a favorable shift in payor mix and higher patient acuity, primarily in neonatology. The percentage of services reimbursed by commercial and other non-government payors increased by 135 basis points compared to the prior-year period.

Same-unit revenue attributable to patient volume decreased by 2.1 percent for the 2026 second quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and six months ended June 30, 2026. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Hospital-based patient services	(2.8)%	(2.2)%
Office-based patient services	(1.2)%	(2.4)%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	(3.2)%	(2.0)%

For the 2026 second quarter, practice salaries and benefits expense was $336.1 million, compared to $323.5 million for the prior-year period. This increase primarily reflects increases in same-unit clinical salaries and malpractice expense.

For the 2026 second quarter, general and administrative expenses were $61.3 million, as compared to $55.7 million for the prior-year period. This increase primarily reflects an increase in compensation expense related to executive transition related costs as well as an increase in cash collection expense, partially offset by a decrease in information technology-related expenses.

For the 2026 second quarter, transformational and restructuring related expenses were $8.5 million, compared to $3.8 million for the prior-year period. The expenses in 2026 were primarily related to revenue cycle management transition activities, and the expenses in 2025 were primarily related to position eliminations and revenue cycle management transition activities.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization and transformational and restructuring related expenses, was $76.4 million for the 2026 second quarter, compared to $73.2 million for the prior-year period. The increase in Adjusted EBITDA was primarily due to net favorable impacts from recent acquisitions, partially offset by a decrease in same-unit results due to higher expenses as compared to revenue growth.

Depreciation and amortization expense was $5.8 million for the second quarter of 2026, compared to $5.3 million for the same period in 2025. The increase was primarily related to capital expenditures and amortization of intangible assets from recent acquisitions.

Interest expense was $8.2 million for the second quarter of 2026, compared to $9.1 million for the second quarter of 2025, reflecting a reduction in interest expense from modestly lower interest rates and borrowings.

Investment and other income was $4.5 million for the second quarter of 2026, compared to $3.7 million for the prior-year period.

Pediatrix generated net income of $39.8 million, or $0.49 per diluted share, for the 2026 second quarter, based on a weighted average shares outstanding of 81.4 million. This compares with net income of $39.3 million, or $0.46 per diluted share, for the 2025 second quarter, based on a weighted average shares outstanding of 85.5 million. The decrease in weighted average shares outstanding is primarily due to the impact of shares repurchased under the Company’s repurchase program, partially offset by issuances of restricted stock.

For the second quarter of 2026, Pediatrix reported Adjusted EPS of $0.63, compared to $0.53 for the second quarter of 2025. For these periods, Adjusted EPS is defined as diluted income per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and impacts from discrete tax events.

Operating Results – Six Months Ended June 30, 2026

For the six months ended June 30, 2026, Pediatrix generated revenue of $964.0 million, compared to $927.2 million for the prior-year period. Pediatrix generated net income of $69.4 million, or $0.85 per share, for the six months ended June 30, 2026, based on a weighted average 82.0 million shares outstanding, which compares to net income of $60.0 million, or $0.70 per share, for the six months ended June 30, 2025, based on a weighted average 85.5 million shares outstanding. Adjusted EBITDA for the six months ended June 30, 2026 was $134.6 million, compared to $122.4 million for the prior year. For the six months ended June 30, 2026, Pediatrix reported Adjusted EPS of $1.07, compared to $0.87 for the same period of 2025.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $288.9 million at June 30, 2026, compared to $375.2 million at December 31, 2025, and net accounts receivable at June 30, 2026 were $227.6 million.

For the second quarter of 2026, Pediatrix generated cash from continuing operations of $126.3 million, compared to $138.1 million during the second quarter of 2025. Additionally, during the second quarter of 2026, the Company used $42.7 million to fund share repurchases and $1.4 million to fund capital expenditures.

At June 30, 2026, Pediatrix had total debt outstanding of $584 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $184 million in borrowings under its Term A Loan. At June 30, 2026, the Company had no outstanding borrowings under its $450 million revolving line of credit.

2026 Outlook

Pediatrix reaffirms its full year 2026 outlook for Adjusted EBITDA, as defined above, and anticipates Adjusted EBITDA will be in a range of $280 million to $300 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and six months ended June 30, 2026 and 2025 is provided in the financial tables of this press release. A reconciliation of projected full year 2026 Adjusted EBITDA to the most directly comparable GAAP financial measures is also provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com/about/investors. A replay of the conference call will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,300 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, its full year 2026 guidance, future impacts of legal, regulatory, political and macroeconomic developments and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well as the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the following: the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the effects of economic conditions on the Company’s business; including a slowdown of economic growth, economic downturns, inflationary pressures, elevated unemployment levels and sluggish or uneven economic recovery; the effects of the Medicare Access and CHIP Reauthorization Act of 2015, the Affordable Care Act, the One Big Beautiful Bill Act and potential additional healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs and with managed care organizations and commercial health insurance payors and any shifts in the Company’s payor mix; the impact of state budgetary constraints and uncertainty over the future of Medicaid; the impact of surprise billing legislation; the Company’s transition to a hybrid revenue cycle management model; the timing and contribution of future acquisitions or organic growth initiatives; the Company’s ability to comply with the terms of debt financing arrangements and the Company’s ability to replace, refinance or extend its current debt financing arrangements; and the effects of the Company’s transformation initiatives, including our renewed focus, and growth strategy for, the Company’s hospital-based and maternal-fetal service lines.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net revenue	$487,783	$468,844	$963,979	$927,203
Operating expenses:
Practice salaries and benefits	336,116	323,502	681,860	660,533
Practice supplies and other operating expenses	19,197	20,614	36,685	39,300
General and administrative expenses	61,291	55,714	121,557	114,318
Depreciation and amortization	5,782	5,313	11,901	10,645
Transformational and restructuring related expenses	8,475	3,834	13,397	10,439
Total operating expenses	430,861	408,977	865,400	835,235
Income from operations	56,922	59,867	98,579	91,968
Investment and other income	4,548	3,727	9,308	8,464
Interest expense	(8,172)	(9,130)	(16,437)	(18,284)
Equity in earnings of unconsolidated affiliate	702	505	1,394	911
Total non-operating expenses	(2,922)	(4,898)	(5,735)	(8,909)
Income before income taxes	54,000	54,969	92,844	83,059
Income tax provision	(14,157)	(15,709)	(23,429)	(23,062)
Net income	$39,843	$39,260	$69,415	$59,997
Other comprehensive income, net of tax
Unrealized holding (loss) gain on investments, net of tax of $145, $140, $297, and $395	(463)	429	(996)	1,208
Total comprehensive income	$39,380	$39,689	$68,419	$61,205
Per common and common equivalent share data (diluted):
Net income:	$0.49	$0.46	$0.85	$0.70
Weighted average common shares	81,412	85,529	82,040	85,517

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$39,843	$39,260	$69,415	$59,997
Interest expense	8,172	9,130	16,437	18,284
Income tax provision	14,157	15,709	23,429	23,062
Depreciation and amortization expense	5,782	5,313	11,901	10,645
Transformational and restructuring related expenses	8,475	3,834	13,397	10,439
Adjusted EBITDA	$76,429	$73,246	$134,579	$122,427

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2026		2025
Weighted average diluted shares outstanding	81,412		85,529
Net income and diluted net income per share	$39,843	$0.49	$39,260	$0.46
Adjustments (1):
Amortization (net of tax of $554 and $421)	1,661	0.02	1,266	0.01
Stock-based compensation (net of tax of $1,214 and $503)	3,642	0.05	1,508	0.02
Transformational and restructuring expenses (net of tax of $2,119 and $959)	6,356	0.08	2,875	0.03
Net impact from discrete tax events	(596)	(0.01)	739	0.01
Adjusted income and diluted EPS	$50,906	$0.63	$45,648	$0.53

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended June 30, 2026 and 2025.

	Six Months Ended June 30,
	2026		2025
Weighted average diluted shares outstanding	82,040		85,517
Net income and diluted net income per share	$69,415	$0.85	$59,997	$0.70
Adjustments (1):
Amortization (net of tax of $1,119 and $851)	3,356	0.04	2,556	0.03
Stock-based compensation (net of tax of $2,150 and $1,076)	6,450	0.08	3,228	0.04
Transformational and restructuring expenses (net of tax of $3,349 and $2,610)	10,048	0.12	7,829	0.09
Net impact from discrete tax events	(1,731)	(0.02)	564	0.01
Adjusted income and diluted EPS	$87,538	$1.07	$74,174	$0.87

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the six months ended June 30, 2026 and 2025.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of June 30, 2026	As of December 31, 2025
Assets:
Cash and cash equivalents	$288,879	$375,241
Short-term investments	115,319	124,482
Accounts receivable, net	227,601	229,665
Other current assets	28,342	34,126
Intangible assets, net	14,514	16,862
Operating and finance lease right-of-use assets	35,190	34,330
Goodwill, other assets, property and equipment	1,420,497	1,431,990
Total assets	$2,130,342	$2,246,696
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$301,837	$419,530
Total debt, including finance leases, net	584,243	597,338
Operating lease liabilities	35,713	37,277
Other liabilities	327,572	326,697
Total liabilities	1,249,365	1,380,842
Total shareholders' equity	880,977	865,854
Total liabilities and shareholders' equity	$2,130,342	$2,246,696

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2026

Net income	$147,600	$162,100
Interest expense	33,100	33,100
Income tax provision	54,500	60,000
Depreciation and amortization expense	24,400	24,400
Transformational and restructuring related expenses	20,400	20,400
Adjusted EBITDA	$280,000	$300,000